Exhibit 99.1

ENERGY FUTURE HOLDINGS CORP.

A DEBTOR-IN-POSSESSION

CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2016

AND

INDEPENDENT AUDITORS’ REPORT

GLOSSARY

When the following terms and abbreviations appear in the text of this report, they have the meanings indicated below.

Chapter 11 Cases	Cases being heard in the US Bankruptcy Court for the District of Delaware (Bankruptcy Court) concerning voluntary petitions for relief under Chapter 11 of the US Bankruptcy Code (Bankruptcy Code) filed on April 29, 2014 by the Debtors

Competitive Electric segment	the former EFH Corp. business segment that consisted principally of subsidiaries previously owned directly or indirectly by TCEH that became subsidiaries of Vistra Energy on the TCEH Effective Date

Contributed EFH Debtors	Certain Debtors previously owned directly or indirectly by EFH Corp. that became subsidiaries of Vistra Energy on the TCEH Effective Date. These debtors hold an entity that employs personnel who perform corporate service functions, an entity that leases office space, along with the contribution of liabilities associated with certain employee benefit plans.

Debtors	EFH Corp. and the substantial majority of its direct and indirect subsidiaries, including EFIH, EFCH and TCEH but excluding the Oncor Ring-Fenced Entities. Prior to the TCEH Effective Date, also included the TCEH Debtors and the Contributed EFH Debtors.

DIP Facilities	Refers to TCEH’s debtor-in-possession financing and the EFIH DIP Facilities. See Note 8 to the Financial Statements.

Disclosure Statement	Amended Disclosure Statement for the Debtors’ Seventh Amended Joint Plan of Reorganization, approved by the Bankruptcy Court in January 2017.

EFCH	Energy Future Competitive Holdings Company LLC, a direct, wholly owned subsidiary of EFH Corp. and the direct parent of TCEH, and/or its subsidiaries, depending on context

EFH Corp.	Energy Future Holdings Corp., a holding company, and/or its subsidiaries, depending on context, of which Oncor is the major subsidiary

EFH Debtors	EFH Corp. and its subsidiaries that are Debtors in the Chapter 11 Cases, including the EFIH Debtors, but, as of the TCEH Effective Date, excluding the TCEH Debtors and the Contributed EFH Debtors

EFH Effective Date	the date of the effective time of the Plan of Reorganization with respect to the EFH Debtors

EFIH	Energy Future Intermediate Holding Company LLC, a direct, wholly owned subsidiary of EFH Corp. and the direct parent of Oncor Holdings

EFIH Debtors	EFIH and EFIH Finance

EFIH DIP Facility	Refers to EFIH’s debtor-in-possession financing. See Note 8 to the Financial Statements.

EFIH Finance	EFIH Finance Inc., a direct, wholly owned subsidiary of EFIH, formed for the sole purpose of serving as co-issuer with EFIH of certain debt securities

EFIH First Lien Notes	EFIH’s and EFIH Finance’s $503 million principal amount of 6.875% Senior Secured First Lien Notes and $3.482 billion principal amount of 10.000% Senior Secured First Lien Notes, collectively

EFIH PIK Notes	EFIH’s and EFIH Finance’s $1.566 billion principal amount of 11.25%/12.25% Senior Toggle Notes

EFIH Second Lien Notes	EFIH’s and EFIH Finance’s $322 million principal amount of 11% Senior Secured Second Lien Notes and $1.389 billion principal amount of 11.75% Senior Secured Second Lien Notes, collectively

Federal and State Income Tax Allocation Agreements	EFH Corp. and certain of its subsidiaries (including EFCH, EFIH and TCEH, but not including Oncor Holdings and Oncor) were parties to a Federal and State Income Tax Allocation Agreement, executed on May 15, 2012 but effective as of January 1, 2010. EFH Corp., Oncor Holdings, Oncor, Texas Transmission, and Oncor Management Investment LLC are parties to a separate Federal and State Income Tax Allocation Agreement dated November 5, 2008. See Note 5 to the Financial Statements.

FERC	US Federal Energy Regulatory Commission

GAAP	generally accepted accounting principles

IRS	US Internal Revenue Service

LIBOR	London Interbank Offered Rate, an interest rate at which banks can borrow funds, in marketable size, from other banks in the London interbank market

Merger	the transaction referred to in the Agreement and Plan of Merger, dated February 25, 2007, under which Texas Holdings agreed to acquire EFH Corp., which was completed on October 10, 2007

Oncor	Oncor Electric Delivery Company LLC, a direct, majority-owned subsidiary of Oncor Holdings and an indirect subsidiary of EFH Corp. that is engaged in regulated electricity transmission and distribution activities

Oncor Holdings	Oncor Electric Delivery Holdings Company LLC, a direct, wholly owned subsidiary of EFIH and the direct majority owner of Oncor, and/or its subsidiaries, depending on context

Oncor Ring-Fenced Entities	Oncor Holdings and its direct and indirect subsidiaries, including Oncor

Petition Date	April 29, 2014, the date the Debtors made the Bankruptcy Filing

Plan of Reorganization	the Eighth Amended Joint Plan of Reorganization, Pursuant to Chapter 11 of the Bankruptcy Code, which was confirmed by the Bankruptcy Court with respect to the TCEH Debtors and the Contributed EFH Debtors in August 2016 and the EFH Debtors in February 2017

Plan Support Agreement	With respect to holders of claims asserted against the TCEH Debtors and certain claims against, and interests in, the EFH Debtors, the Third Amendment to the Amended and Restated Plan Support Agreement, entered into in December 2015, amending and restating the Plan Support Agreement approved by the Bankruptcy Court in September 2015. With respect to the plan sponsor and claims held by Fidelity, the Plan Support Agreement entered into with NextEra Energy, Inc. and certain holders of claims in EFH Corp. and EFIH, in September 2016, approved by the Bankruptcy Court in September 2016. With respect to holders of claims asserted against the EFIH Debtors, the Plan Support Agreement entered into in January 2017 with certain holders of claims in EFIH.

PUCT	Public Utility Commission of Texas

REP	retail electric provider

Securities Act	Securities Act of 1933, as amended

SG&A	selling, general and administrative

Settlement Agreement	Amended and Restated Settlement Agreement among the Debtors, the Sponsor Group, settling TCEH first lien creditors, settling TCEH second lien creditors, settling TCEH unsecured creditors and the official committee of unsecured creditors of TCEH (collectively, the Settling Parties), filed by the Debtors with the Bankruptcy Court in December 2015. See Note 2 to the Financial Statements.

Sponsor Group	Refers, collectively, to certain investment funds affiliated with Kohlberg Kravis Roberts & Co. L.P., TPG Global, LLC (together with its affiliates, TPG) and GS Capital Partners, an affiliate of Goldman, Sachs & Co., that have an ownership interest in Texas Holdings.

TCEH	Texas Competitive Electric Holdings Company LLC, a direct, wholly owned subsidiary of EFCH and an indirect subsidiary of EFH Corp., and/or its subsidiaries, depending on context, that prior to the TCEH Effective Date, were engaged in electricity generation and wholesale and retail energy market activities. Subsequent to the TCEH Effective Date, Vistra Energy continued substantially the same operations as TCEH.

TCEH Debtors	Certain Debtors previously owned directly or indirectly by TCEH that became subsidiaries of Vistra Energy on the TCEH Effective Date

TCEH Effective Date	October 3, 2016, the date the TCEH Debtors and the Contributed EFH Debtors completed their reorganization under the Bankruptcy Code and emerged from the Chapter 11 Cases

Texas Holdings	Texas Energy Future Holdings Limited Partnership, a limited partnership controlled by the Sponsor Group, that owns substantially all of the common stock of EFH Corp.

Texas Holdings Group	Texas Holdings and its direct and indirect subsidiaries other than the Oncor Ring-Fenced Entities

Texas Transmission	Texas Transmission Investment LLC, a limited liability company that owns a 19.75% equity interest in Oncor and is not affiliated with EFH Corp., any of EFH Corp.’s subsidiaries or any member of the Sponsor Group

US	United States of America

VIE	variable interest entity

Vistra Energy	the entity that emerged after the TCEH Effective Date and which continues substantially the same operations as TCEH and the Contributed EFH Debtors conducted prior to the TCEH Effective Date.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Shareholders of Energy Future Holdings Corp. (Debtor-in-Possession) Dallas, Texas

We have audited the accompanying consolidated financial statements of Energy Future Holdings Corp. and subsidiaries (Debtor-in-Possession) (“EFH Corp.” or “the Company”), which comprise the consolidated balance sheet as of December 31, 2016, and the related statements of consolidated income (loss), consolidated comprehensive income (loss), consolidated cash flows and consolidated equity for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2016, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter Regarding Bankruptcy Proceedings

As discussed in Note 2 to the consolidated financial statements, on April 29, 2014 Energy Future Holdings Corp. and the substantial majority of its direct and indirect subsidiaries, excluding Oncor Electric Delivery Holdings Company LLC and its subsidiaries, filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy

Code. The accompanying consolidated financial statements do not purport to reflect or provide for the consequences of the bankruptcy proceedings. In particular, such financial statements do not purport to show (1) as to assets, their realizable value on a liquidation basis or their availability to satisfy liabilities; (2) as to prepetition liabilities, the amounts that may be allowed for claims or contingencies, or the status and priority thereof; (3) as to equity accounts, the effect of any changes that may be made in the capitalization of EFH Corp; or (4) as to operations, the effect of any changes that may be made in its business. Our opinion is not modified with respect to this matter.

Emphasis of Matter Regarding Going Concern

The accompanying consolidated financial statements for the year ended December 31, 2016 have been prepared assuming that EFH Corp. will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, EFH Corp.’s ability to continue as a going concern is contingent upon its ability to comply with covenants contained in its DIP Facility described in Note 8, its ability to obtain new debtor-in-possession financing in the event the DIP Facility was to expire during the pendency of the Chapter 11 Cases and its ability to complete a Chapter 11 plan of reorganization in a timely manner, including obtaining applicable regulatory approvals required for such plan, among other factors. These circumstances and uncertainties inherent in the bankruptcy proceedings raise substantial doubt about EFH Corp.’s ability to continue as a going concern. Management’s plans concerning these matters are also discussed in Note 2 to the consolidated financial statements. The consolidated financial statements do not include adjustments that might result from the outcome of these uncertainties. Our opinion is not modified with respect to this matter.

DELOITTE & TOUCHE LLP

March 31, 2017

ENERGY FUTURE HOLDINGS CORP. AND SUBSIDIARIES, A DEBTOR-IN-POSSESSION

STATEMENT OF CONSOLIDATED INCOME (LOSS)

Year Ended December 31, 2016
(millions of dollars)
Selling, general and administrative expenses	$(18)
Other income (Note 13)	3
Other deductions (Note 13)	(683)
Interest expense and related charges (Note 6)	(384)
Reorganization items (Note 7)	(89)

Loss from continuing operations before income taxes and equity in earnings of unconsolidated subsidiaries	(1,171)
Income tax benefit (Note 5)	404
Equity in earnings of unconsolidated subsidiaries (net of tax) (Note 4)	332

Net loss from continuing operations	(435)
Income from discontinued operations (net of tax) (Note 3)	22,117

Net income attributable to EFH Corp.	$21,682

See Notes to the Financial Statements.

STATEMENT OF CONSOLIDATED COMPREHENSIVE INCOME (LOSS)

Year Ended December 31, 2016
(millions of dollars)
Components related to continuing operations:
Net loss from continuing operations	$(435)
Other comprehensive income, net of tax effects:
Effects related to pension and other retirement benefit obligations (net of tax)	2
Net effects related to Oncor — reported in equity in earnings of unconsolidated subsidiaries (net of tax)	2

Total other comprehensive income	4

Comprehensive loss from continuing operations attributable to EFH Corp.	(431)

Components related to discontinued operations:
Income from discontinued operations	22,117

Comprehensive income from discontinued operations attributable to EFH Corp.	22,117

Comprehensive income attributable to EFH Corp.	$21,686

See Notes to the Financial Statements.

ENERGY FUTURE HOLDINGS CORP. AND SUBSIDIARIES, A DEBTOR-IN-POSSESSION

STATEMENT OF CONSOLIDATED CASH FLOWS

Year Ended December 31, 2016
(millions of dollars)
Cash flows — operating activities:
Net income	$21,682
Adjustments to reconcile net income to cash used in operating activities:
Depreciation and amortization	539
Deferred income tax benefit, net	(329)
Gain on tax-free spin-off of TCEH	(22,764)
Make-whole claim charges (Note 10)	669
Unrealized net loss from mark-to-market of commodity positions	36
Adjustment to asbestos liability	23
Fees paid on DIP Facilities (Note 8) (reported as financing activities)	24
Equity in earnings of unconsolidated subsidiaries	(332)
Distributions of earnings from unconsolidated subsidiaries (Note 4)	162
Write-off of intangible and other assets	45
Other, net	78
Changes in operating assets and liabilities:
Accounts receivable — trade	(223)
Inventories	71
Accounts payable — trade	19
Payables due to unconsolidated subsidiary	10
Commodity and other derivative contractual assets and liabilities	28
Margin deposits, net	(124)
Accrued interest on make-whole claims (Note 6)	150
Accrued interest	31
Other — net assets	(3)
Other — net liabilities	(136)

Cash used in operations	(344)

Cash flows — financing activities:
Borrowings under EFIH DIP Facilities (Note 8)	4,755
Repayments/repurchases of debt (Note 8)	(2,699)
Net transfer of cash to Vistra Energy	(1,851)
TCEH DIP Roll Facilities financing fees	(112)
Fees paid on DIP Facilities (Note 8)	(24)

Cash provided by financing activities	69

Cash flows — investing activities:
Capital expenditures	(230)
Nuclear fuel purchases	(33)
Business combination — net of cash acquired	(1,343)
Other changes in restricted cash	365
Proceeds from sales of nuclear decommissioning trust fund securities	201
Investments in nuclear decommissioning trust fund securities	(215)
Other, net	8

Cash used in investing activities	(1,247)

Net change in cash and cash equivalents	(1,522)
Cash and cash equivalents — beginning balance	2,286

Cash and cash equivalents — ending balance	$764

See Notes to the Financial Statements.

ENERGY FUTURE HOLDINGS CORP. AND SUBSIDIARIES, A DEBTOR-IN-POSSESSION

CONSOLIDATED BALANCE SHEET

December 31, 2016
(millions of dollars)
ASSETS
Current assets:
Cash and cash equivalents	$764
Trade accounts receivable — net	7
Other current assets	3

Total current assets	774
Investment in unconsolidated subsidiary (Note 4)	6,230
Other investments (Note 13)	26
Accumulated deferred income taxes (Note 5)	982
Other noncurrent assets	7

Total assets	$8,019

LIABILITIES AND EQUITY
Current liabilities:
Borrowings under debtor-in-possession credit facilities (Note 8)	$5,475
Net payables due to unconsolidated subsidiary (Note 12)	101
Accrued taxes	31
Accrued interest	40
Other current liabilities	74

Total current liabilities	5,721
Liabilities subject to compromise (Note 9)	5,566
Other noncurrent liabilities and deferred credits (Note 13)	75
Total liabilities	11,362

Commitments and Contingencies (Note 10)
Equity (Note 11):
Common stock (shares outstanding 2016 — 1,669,861,379)	2
Additional paid-in capital	7,968
Retained deficit	(11,223)
Accumulated other comprehensive loss	(90)

Total equity	(3,343)

Total liabilities and equity	$8,019

See Notes to the Financial Statements.

ENERGY FUTURE HOLDINGS CORP. AND SUBSIDIARIES, A DEBTOR-IN-POSSESSION

STATEMENT OF CONSOLIDATED EQUITY

Year Ended December 31, 2016
(millions of dollars)
Common stock stated value of $0.001 effective May 2009 (number of authorized shares — 2,000,000,000):
Balance at beginning of period	$2

Balance at end of period (number of shares outstanding: 2016 — 1,669,861,379)	2

Additional paid-in capital:
Balance at beginning of period	7,968

Balance at end of period	7,968

Retained earnings (deficit):
Balance at beginning of period	(32,905)
Net income attributable to EFH Corp.	21,682

Balance at end of period	(11,223)

Accumulated other comprehensive loss, net of tax effects:
Pension and other postretirement employee benefit liability adjustments:
Balance at beginning of period	(76)
Effects from deconsolidation of prior affiliate	6
Change in unrecognized gains related to pension and OPEB plans	(4)

Balance at end of period	(74)

Amounts related to dedesignated cash flow hedges:
Balance at beginning of period	(50)
Effects from deconsolidation of prior affiliate	32
Change during the period	2

Balance at end of period	(16)

Total accumulated other comprehensive loss at end of period	(90)

Total equity at end of period	$(3,343)

See Notes to the Financial Statements.

ENERGY FUTURE HOLDINGS CORP. AND SUBSIDIARIES, A DEBTOR-IN-POSSESSION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Description of Business

References in this report to “we,” “our,” “us” and “the Company” are to EFH Corp. and/or its subsidiaries, as apparent in the context. See Glossary for defined terms.

EFH Corp., a Texas corporation, is a Dallas-based holding company that conducts its operations principally through its Oncor subsidiary and, prior to the TCEH Effective Date, TCEH subsidiaries. EFH Corp. is a subsidiary of Texas Holdings, which is controlled by the Sponsor Group.

Prior to the TCEH Effective Date, TCEH was a holding company for subsidiaries engaged in competitive electricity market activities largely in Texas, including electricity generation, wholesale energy sales and purchases, commodity risk management and trading activities, and retail electricity operations. On the TCEH Effective Date, the TCEH Debtors and the Contributed EFH Debtors emerged from the Chapter 11 Cases as subsidiaries of a newly-formed company, Vistra Energy. On the TCEH Effective Date, Vistra Energy was spun-off from EFH Corp. in a tax-free spin-off transaction to the former first lien creditors of TCEH (see Note 2).

Oncor is engaged in regulated electricity transmission and distribution operations in Texas. Oncor provides distribution services to REPs, including subsidiaries of Vistra Energy, which sell electricity to residential, business and other consumers. Oncor Holdings, a holding company that holds an approximate 80% equity interest in Oncor, is a wholly owned subsidiary of EFIH, which is a holding company and a wholly owned subsidiary of EFH Corp. Oncor Holdings and its subsidiaries (the Oncor Ring-Fenced Entities) are not consolidated in EFH Corp.’s financial statements in accordance with consolidation accounting standards related to variable interest entities (VIEs) (see Note 4).

Various ring-fencing measures have been taken to enhance the credit quality of Oncor. Such measures include, among other things: the sale in November 2008 of a 19.75% equity interest in Oncor to Texas Transmission; maintenance of separate books and records for the Oncor Ring-Fenced Entities; Oncor’s board of directors being comprised of a majority of independent directors, and prohibitions on the Oncor Ring-Fenced Entities providing credit support to, or receiving credit support from, any member of the Texas Holdings Group. The assets and liabilities of the Oncor Ring-Fenced Entities are separate and distinct from those of the Texas Holdings Group, and none of the assets of the Oncor Ring-Fenced Entities are available to satisfy the debt or contractual obligations of any member of the Texas Holdings Group. Moreover, Oncor’s operations are conducted, and its cash flows managed, independently from the Texas Holdings Group.

Chapter 11 Cases

On April 29, 2014 (the Petition Date), EFH Corp. and the substantial majority of its direct and indirect subsidiaries, including EFIH, EFCH and TCEH but excluding the Oncor Ring-Fenced Entities (collectively, the Debtors), filed voluntary petitions for relief (the Bankruptcy Filing) under Chapter 11 of the United States Bankruptcy Code (the Bankruptcy Code) in the United States Bankruptcy Court for the District of Delaware (the Bankruptcy Court). The Disclosure Statement as to the TCEH Debtors and the Contributed EFH Debtors was approved by the Bankruptcy Court in July 2016, and the Disclosure Statement as to the EFH Debtors was approved by the Bankruptcy Court in January 2017.

Following the approval of the Disclosure Statement as to the TCEH Debtors and the Contributed EFH Debtors by the Bankruptcy Court, the Debtors solicited the vote of their required creditors for approval of the Plan of Reorganization as it relates to the TCEH Debtors and the Contributed EFH Debtors. In July 2016, the required creditors voted to approve the Plan of Reorganization as it relates to the TCEH Debtors and the

Contributed EFH Debtors, and the Bankruptcy Court confirmed the Plan of Reorganization as it relates to the TCEH Debtors and the Contributed EFH Debtors in August 2016. The TCEH Debtors and the Contributed EFH Debtors emerged from the Chapter 11 Cases in October 2016.

In February 2017, the required creditors voted to approve the Plan of Reorganization as it relates to the EFH Debtors and the Bankruptcy Court confirmed the Plan of Reorganization as it relates to the EFH Debtors. The EFH Debtors have not yet emerged from the Chapter 11 Cases. See Note 2 for further discussion regarding the Chapter 11 Cases, the Plan of Reorganization and the Disclosure Statement.

On July 29, 2016, (i) the EFH Debtors entered into a Plan Support Agreement (NEE Plan Support Agreement) with NextEra Energy, Inc. (NEE) to effect an agreed upon restructuring of the EFH Debtors pursuant to an amendment to the Plan of Reorganization, and (ii) EFH Corp. and EFIH entered into an Agreement and Plan of Merger (NEE Merger Agreement) with NEE and EFH Merger Co., LLC (Merger Sub), a wholly-owned subsidiary of NEE. Pursuant to the NEE Merger Agreement, on the EFH Effective Date, EFH Corp. will merge with and into Merger Sub (NEE Merger) with Merger Sub surviving as a wholly owned subsidiary of NEE.

In January 2017, the EFH Debtors and over 67% of holders of unsecured claims against the EFIH Debtors executed a Plan Support Agreement, pursuant to which such parties agreed to vote to accept the Plan of Reorganization as it relates to the EFH Debtors.

In February 2017, the EFH Debtors, certain holders of secured claims against the EFIH Debtors, and certain holders of unsecured claims against the EFH Debtors reached agreement on the settlement of EFIH First Lien Note and the EFIH Second Lien Note claims (including, most significantly, the make-whole claims asserted by holders of these claims). Under the terms of the settlement, on the EFH Effective Date, the make-whole claims of the holders of the EFIH First Lien Notes will be paid at 95% plus accrued interest and the make-whole claims of the holders of the EFIH Second Lien Notes will be paid at 87.5% plus accrued interest. The Bankruptcy Court approved the settlement in March 2017.

In February 2017, the required EFH Corp. and EFIH creditors voted to approve the Plan of Reorganization as it relates to the EFH Debtors, and the Bankruptcy Court confirmed the Plan of Reorganization as it relates to the EFH Debtors. As part of the order confirming the Plan of Reorganization as it relates to the EFH Debtors, the Bankruptcy Court overruled the objection of certain holders of asbestos claims against certain EFH Debtors and approved the treatment of asbestos claims under the Plan of Reorganization. On the EFH Effective Date, all timely filed proofs of claim asserting an alleged asbestos injury will be allowed and reinstated under the Plan of Reorganization, and all intracompany payables and receivables, with respect to the EFH Debtors where such asbestos liability resides, will be reinstated at their face value, plus interest accrued since the filing of the Chapter 11 Cases.

Consistent with the ring-fencing measures discussed above, the assets and liabilities of the Oncor Ring-Fenced Entities have not been, and are not expected to be, substantively consolidated with the assets and liabilities of the Debtors in the Chapter 11 Cases.

We had two reportable segments prior to the TCEH Effective Date: the Regulated Delivery segment, consisting largely of our investment in Oncor, which is now EFH Corp.’s primary investment; and the Competitive Electric Segment, which consisted largely of TCEH and which became subsidiaries of Vistra Energy on the TCEH Effective Date. After the TCEH Effective Date we no longer have operating segments as our business is comprised solely of our investment in Oncor. See Note 3 for further information concerning the discontinued Competitive Electric Segment.

Basis of Presentation, Including Application of Bankruptcy Accounting

The consolidated financial statements have been prepared in accordance with US GAAP. The consolidated financial statements have been prepared as if EFH Corp. is a going concern and contemplate the realization of assets and liabilities in the normal course of business. The consolidated financial statements reflect the application of Financial Accounting Standards Board Accounting Standards Codification (ASC) 852, Reorganizations. During the pendency of the Chapter 11 Cases, the EFH Debtors will operate their businesses as debtors-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code. ASC 852 applies to entities that have filed a petition for bankruptcy under Chapter 11 of the Bankruptcy Code. The guidance requires that transactions and events directly associated with the reorganization be distinguished from the ongoing operations of the business. In addition, the guidance covers the accounting and presentation of liabilities. See Notes 7 and 9 for discussion of these accounting and reporting matters.

Investments in unconsolidated subsidiaries, which are 50% or less owned and/or do not meet accounting standards criteria for consolidation, are accounted for under the equity method (see Note 4). All intercompany items and transactions have been eliminated in consolidation. All dollar amounts in the financial statements and tables in the notes are stated in millions of US dollars unless otherwise indicated. Subsequent events have been evaluated through March 31, 2017, the date these consolidated financial statements were issued.

Discontinued Operations

Discontinued operations comprise those activities that were disposed of during the period and represent a separate major line of business or geographical area that can be clearly distinguished for operational and financial reporting purposes.

Because of the emergence (and related spin-off) of the TCEH Debtors and the Contributed EFH Debtors on the TCEH Effective Date, the results of operations of the Competitive Electric Segment and the Contributed EFH Debtors have been classified as discontinued operations in the Consolidated Statements of Operations. EFH Corp. has elected to present cash flows of discontinued operations combined with cash flows of continuing operations. See Note 3 for additional information.

Use of Estimates

Preparation of financial statements requires estimates and assumptions about future events that affect the reporting of assets and liabilities at the balance sheet dates and the reported amounts of revenue and expense, including fair value measurements and estimates of expected allowed claims. In the event estimates and/or assumptions prove to be different from actual amounts, adjustments are made in subsequent periods to reflect more current information.

Income Taxes

EFH Corp. will file a consolidated US federal income tax return for 2016 that will include the full year results of EFIH and Oncor Holdings, as well as, the results of EFCH and TCEH prior to the TCEH Effective Date. Oncor is a partnership for US federal income tax purposes and is not a corporate member of the EFH Corp. consolidated group.

Deferred income taxes are provided for temporary differences between the book and tax basis of assets and liabilities as required under accounting rules. See Note 5.

We report interest and penalties related to uncertain tax positions as current income tax expense. See Note 5.

Accounting for Contingencies

Our financial results may be affected by judgments and estimates related to loss contingencies. Accruals for loss contingencies are recorded when management determines that it is probable that an asset has been impaired or a liability has been incurred and that such economic loss can be reasonably estimated. Such determinations are subject to interpretations of current facts and circumstances, forecasts of future events and estimates of the financial impacts of such events. Litigation costs associated with estimated loss contingencies are expensed as incurred. As part of our Chapter 11 Cases we have received numerous pre-petition claims, many of which are unsubstantiated or irrelevant to our business operations. Further, at this time, some of those claims might be relevant but are not reasonably estimable. See Notes 2 and 10 for a discussion of contingencies.

Changes in Accounting Standards

In November 2015, the FASB issued Accounting Standards Update 2015-17 (ASU 2015-17), Balance Sheet Classification of Deferred Taxes. The ASU simplifies the presentation of deferred income taxes by requiring that deferred tax assets and liabilities be classified as noncurrent in a statement of financial position. We early adopted ASU 2015-17 effective December 31, 2015 on a prospective basis. Adoption of this ASU resulted in a reclassification of our net current deferred tax asset and liability to the net noncurrent deferred tax asset and liability in our consolidated balance sheet as of December 31, 2015. No prior periods were retrospectively adjusted.

2.	CHAPTER 11 CASES

On the Petition Date, EFH Corp. and the substantial majority of its direct and indirect subsidiaries, including EFIH, EFCH and TCEH but excluding the Oncor Ring-Fenced Entities, filed voluntary petitions for relief under the Bankruptcy Code in the Bankruptcy Court. During the pendency of the remaining Chapter 11 Cases, the EFH Debtors will continue to operate their business as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code.

Plan of Reorganization

On October 3, 2016, the TCEH Effective Date, the TCEH Debtors and the Contributed EFH Debtors completed their reorganization under the Bankruptcy Code and emerged from the Chapter 11 Cases as subsidiaries of Vistra Energy. On the TCEH Effective Date, Vistra Energy was spun-off from EFH Corp. in a tax-free transaction to the former first lien creditors of TCEH. The tax-free spin-off generated a taxable gain that has been largely offset with available net operating losses (NOLs), substantially reducing the NOLs that are available to EFH Corp. in the future. See Note 5 for further information about NOLs at December 31, 2016.

With respect to the EFH Debtors, the Plan of Reorganization and the NEE Merger Agreement, subject to certain conditions and certain regulatory approvals, provides for, among other things, the acquisition by affiliates of NextEra Energy Inc. (NEE) of the EFH Debtors (as reorganized).

The EFH Debtors have not yet completed their Chapter 11 Cases. The EFH Debtors will emerge from bankruptcy if and when certain conditions to the effectiveness of the Plan of Reorganization are satisfied. Such conditions include, among other things, the receipt of all necessary tax opinions and regulatory approvals and all conditions to the completion of the transactions contemplated by the NEE Merger Agreement and the Plan or Reorganization having been satisfied. Additional disclosures regarding the conditions precedent to the consummation of the Plan of Reorganization are set forth in the Disclosure Statement as it relates to the EFH Debtors approved by the Bankruptcy Court in January 2017.

Plan Support Agreements

In July 2016, the EFH Debtors and NEE entered into a plan support agreement (the NEE Plan Support Agreement) to effect an agreed upon restructuring of the EFH Debtors pursuant to the Plan of Reorganization. In September 2016, certain creditors of EFH Corp. and EFIH also became parties to the NEE Plan Support Agreement. The Bankruptcy Court approved the NEE Plan Support Agreement in September 2016. In January

2017, the EFH Debtors and certain holders of unsecured claims against the EFIH Debtors became party to a separate Plan Support Agreement with the EFH Debtors and the EFIH Debtors, pursuant to which such holders agreed to support the Plan of Reorganization.

Settlement Agreement

Various parties entered into a settlement agreement (the Settlement Agreement) in August 2015 (as amended in September 2015) to compromise and settle, among other things (a) intercompany claims among the Debtors, (b) claims and causes of actions against holders of first lien claims against TCEH and the agents under the TCEH senior secured facilities, (c) claims and causes of action against holders of interests in EFH Corp. and certain related entities and (d) claims and causes of action against each of the Debtors’ current and former directors, the Sponsor Group, managers and officers and other related entities. Under the terms of the Settlement Agreement, the TCEH first lien creditors were granted a $700 million unsecured claim against EFH Corp. (see Note 9). This claim remains outstanding and is subject to treatment under the Plan of Reorganization as it relates to the EFH Debtors. The Bankruptcy Court approved the Settlement Agreement in December 2015.

NEE Merger Agreement

In July 2016, EFH Corp. and EFIH entered into an Agreement and Plan of Merger (NEE Merger Agreement) with NEE and a wholly-owned subsidiary of NEE (Merger Sub). The NEE Merger Agreement was amended in September 2016. Pursuant to the NEE Merger Agreement, on the EFH Effective Date, NEE will acquire the EFH Debtors (as reorganized) as a result of a merger (NEE Merger) between EFH Corp. and Merger Sub in which Merger Sub will survive as a wholly owned subsidiary of NEE. The consideration payable by NEE pursuant to the NEE Merger Agreement consists of cash and NEE common stock paid to certain creditors of the EFH Debtors. The NEE Merger Agreement was approved by the Bankruptcy Court in September 2016.

The NEE Merger Agreement contains representations and warranties and interim operating covenants that are customary for an agreement of this nature. The NEE Merger Agreement also includes various conditions precedent to consummation of the NEE Merger Agreement, including a condition that certain approvals and rulings are obtained, including from the PUCT, the FERC and the IRS. NEE will not be required to consummate the NEE Merger if, among other items, the PUCT approval is obtained but with conditions, commitments or requirements that impose a Burdensome Condition (as defined in the NEE Merger Agreement). In October 2016, NEE and Oncor filed a joint merger approval application with the PUCT. In March 2017, the PUCT indicated that, as currently constructed, the transactions proposed by the NEE Merger Agreement are not in the public interest. The PUCT has up to 180 days to approve or deny the application. NEE’s and Merger Sub’s obligations under the NEE Merger Agreement are not subject to any financing condition.

Following confirmation of the Plan of Reorganization as it relates to the EFH Debtors by the Bankruptcy Court, EFH Corp. and EFIH may no longer engage in discussions or negotiations with respect to acquisition proposals for the EFH Debtors. If the NEE Merger Agreement is terminated for certain reasons set forth therein and an alternative transaction is consummated by EFH Corp. or EFIH in which neither NEE nor any of its affiliates obtains direct or indirect ownership of approximately 80% of Oncor, then EFH Corp. and/or EFIH may be required to pay a termination fee of $275 million to NEE (though the allocation between EFH Corp. and EFIH of such fee is subject to a separate order of the Bankruptcy Court).

The NEE Merger Agreement may be terminated upon certain events, including, among other things, by either party, if the NEE Merger is not consummated by June 24, 2017.

Purchase by NEE of Minority Interests in Oncor

In October 2016, an affiliate of NEE entered into an Agreement and Plan of Merger (the TTI Merger Agreement) with Texas Transmission and certain of its affiliates to purchase Texas Transmission’s 19.75%

interest in Oncor for approximately $2.4 billion. The TTI Merger Agreement contains various conditions precedent to consummation of the transactions contemplated thereby, including approval of the PUCT. In March 2017, the PUCT indicated that, as currently constructed, the transactions proposed by the TTI Merger Agreement (coupled with the transactions proposed by the NEE Merger Agreement) are not in the public interest. In connection with the TTI Merger Agreement and subject to Bankruptcy Court approval, EFH Corp. waived its rights of first refusal to purchase (as set forth in an Investor Rights Agreement, dated November 5, 2008, by and among Oncor, Oncor Holdings, Texas Transmission and EFH Corp.) Texas Transmission’s 19.75% interest in Oncor. So long as such waiver is in effect, NEE has agreed not to consummate the transactions contemplated by the TTI Merger Agreement prior to the consummation of the transactions contemplated by the NEE Merger Agreement.

In October 2016, an affiliate of NEE entered into an Interest Purchase Agreement (the Oncor Purchase Agreement) with Oncor and Oncor Management Investment LLC, an entity that owns approximately 0.22% interest in Oncor on behalf of certain members of Oncor’s current and former management, for approximately $27 million. The Oncor Purchase Agreement contains various conditions precedent to consummation of the transactions contemplated thereby, including the consummation of the transactions contemplated by the NEE Merger Agreement.

Tax Matters

In July 2016, EFH Corp. received a private letter ruling (the Private Letter Ruling) from the IRS in connection with Vistra Energy’s emergence from bankruptcy, which provides, among other things, for certain rulings regarding the qualification of (a) the transfer of certain assets and ordinary course operating liabilities to Vistra Energy and (b) the distribution of the equity of Vistra Energy, the cash proceeds from Vistra Energy debt, the cash proceeds from the sale of preferred stock in a newly-formed subsidiary of Vistra Energy, and the right to receive payments under a tax receivables agreement, to holders of TCEH first lien claims, as a reorganization qualifying for tax-free treatment.

The NEE Merger Agreement provides that a closing condition to the NEE Merger is the receipt of a supplemental private letter ruling (the Supplemental Ruling) from the IRS regarding the impact of the NEE Merger on certain rulings received in the Private Letter Ruling. We submitted a request to the IRS for the Supplemental Ruling in the fourth quarter of 2016.

Implications of the Chapter 11 Cases

Our ability to continue as a going concern is contingent upon, among other factors, our ability to comply with the financial and other covenants contained in the EFIH DIP Facility described in Note 8, our ability to obtain new debtor in possession financing in the event the EFIH DIP Facility were to expire during the pendency of the Chapter 11 Cases as well as our ability to obtain applicable regulatory approvals required for the effectiveness of the Plan of Reorganization as it relates to the EFH Debtors and the consummation of the transactions contemplated by the NEE Merger Agreement. These circumstances and uncertainties inherent in the bankruptcy proceedings raise substantial doubt about our ability to continue as a going concern.

Operations During the Chapter 11 Cases

In general, the Debtors have received final Bankruptcy Court orders with respect to first day motions and other operating motions that allow the Debtors to operate their businesses in the ordinary course, including, among others, providing for the payment of certain pre-petition employee and retiree expenses and benefits, the use of the Debtors’ existing cash management system, the segregation of certain cash balances which require further order of the Bankruptcy Court for distribution, the payment of certain pre-petition amounts to certain critical vendors and the ability to pay certain pre-petition taxes and regulatory fees. In addition, the Bankruptcy Court has issued orders approving the EFIH DIP Facility discussed in Note 8.

Pursuant to the Bankruptcy Code, the Debtors intend to comply with all applicable regulatory requirements during the pendency of the Chapter 11 Cases. Further, the Debtors have been complying, and intend to continue to comply, with the various reporting obligations that are required by the Bankruptcy Court during the pendency of the Chapter 11 Cases. Moreover, to the extent the Debtors either maintain insurance policies or self-insure their regulatory compliance obligations, the Debtors intend to continue such insurance policies or self-insurance in the ordinary course of business.

Pre-Petition Claims

Holders of the substantial majority of pre-petition claims against the Debtors were required to file proofs of claims by the bar date established by the Bankruptcy Court. A bar date is the date by which certain claims against the Debtors must be filed if the claimants wish to receive any distribution in the Chapter 11 Cases. The Bankruptcy Court established a bar date of October 27, 2014 for the substantial majority of claims. In addition, in July 2015, the Bankruptcy Court entered an order establishing December 14, 2015 as the bar date for certain asbestos claims that arose or are deemed to have arisen before the Petition Date, except for certain specifically exempt claims.

Since the Petition Date and prior to the applicable bar dates (which have expired), we have received approximately 41,300 filed pre-petition claims, including approximately 30,900 in filed asbestos claims. The Debtors have substantially completed the process of reconciling all non-asbestos claims that were filed and have recorded such claims at the expected allowed amount. As of March 31, 2017, most of those claims have been settled, withdrawn or expunged.

Certain claims filed or reflected in the Debtors schedules of assets and liabilities were resolved on the TCEH Effective Date, including certain claims filed by holders of funded debt and contract counterparties. Claims that remain unresolved or unreconciled through the filing of this report have been estimated based upon management’s best estimate of the likely claim amounts that the Bankruptcy Court will ultimately allow.

On the TCEH Effective Date, the TCEH Debtors (together with the Contributed EFH Debtors) emerged from the Chapter 11 Cases and discharged approximately $33.8 billion in liabilities subject to compromise (LSTC). Distributions for the settled claims related to the funded debt of the TCEH Debtors commenced subsequent to the TCEH Effective Date.

Separation of the EFH Debtors from the TCEH Debtors and the Contributed EFH Debtors

On the TCEH Effective Date, the EFH Debtors and the TCEH Debtors (together with the Contributed EFH Debtors) were separated and are no longer affiliated companies. In addition to the Plan of Reorganization, the separation was effectuated, in part, pursuant to the terms of a separation agreement, a transition services agreement and a tax matters agreement.

Separation Agreement

On the TCEH Effective Date, EFH Corp., Vistra Energy and a subsidiary of Vistra Energy entered into a separation agreement that provides for, among other things, the transfer of certain assets and liabilities by EFH Corp., EFCH and TCEH to Vistra Energy. Among other things, EFH Corp., EFCH and/or TCEH, as applicable, (a) transferred the TCEH Debtors and certain contracts and assets (and related liabilities) primarily related to the business of the TCEH Debtors to Vistra Energy, (b) transferred sponsorship of certain employee benefit plans (including related assets), programs and policies to a subsidiary of Vistra Energy and (c) assigned certain employment agreements from EFH Corp. and certain of the Contributed EFH Debtors to a subsidiary of Vistra Energy.

Transition Services Agreement

On the TCEH Effective Date, EFH Corp. and a subsidiary of Vistra Energy entered into a transition services agreement that provides for, among other things, (a) the applicable subsidiaries of Vistra Energy to provide certain services to the EFH Debtors, including business services administration, accounting, corporate secretary, tax, human resources, information technology, internal audit, physical facilities and corporate security, treasury and legal services and (b) EFH Corp. to pay such subsidiary of Vistra Energy all reasonable and documented fees, costs and expenses (including employee-related overhead and general and administrative expenses) incurred by Vistra Energy and its subsidiaries related directly to these services.

Tax Matters Agreement

On the TCEH Effective Date, Vistra Energy and EFH Corp. entered into a tax matters agreement (the Tax Matters Agreement), which provides for the allocation of certain taxes among the parties and for certain rights and obligations related to, among other things, the filing of tax returns, resolutions of tax audits and preserving the tax-free nature of the spin-off. See Note 5 for further information about the Tax Matters Agreement. EFH Corp. has not recorded any amounts in its financial statements for possible indemnification payments that may be due to, or due from, Vistra Energy related to the Tax Matters Agreement.

3.	DISCONTINUED OPERATIONS

On the TCEH Effective Date, the Plan of Reorganization with respect to the TCEH Debtors and Contributed EFH Debtors became effective, and the TCEH Debtors and Contributed EFH Debtors consummated their reorganization under the Bankruptcy Code and emerged from the Chapter 11 Cases.

As a result of the emergence of the TCEH Debtors and Contributed EFH Debtors from the Chapter 11 Cases, the competitive businesses previously owned by EFH Corp. are no longer indirect wholly owned subsidiaries of EFH Corp., and EFH Corp. is no longer the parent holding company of the competitive businesses.

Income (Loss) on Discontinued Operations

The emergence of the TCEH Debtors and the Contributed EFH Debtors from the Chapter 11 Cases as subsidiaries of Vistra Energy represents a strategic shift in our business. For this reason, our competitive businesses’ results for all periods prior to the October 3, 2016 spin-off are classified as discontinued operations. Income on discontinued operations for the year ended December 31, 2016 is presented below:

Year Ended December 31, 2016
Operating revenues	$3,973
Fuel, purchased power costs and delivery fees	(2,082)
Net gain from commodity hedging and trading activities	282
Operating costs	(664)
Depreciation and amortization	(466)
Selling, general and administrative expenses	(470)
Other income (deductions) and interest income	(47)
Interest expense and related charges	(1,057)
Reorganization items	(116)
Gain on tax-free spin-off of TCEH	21,688

Income on discontinued operations before income taxes	21,041
Income tax benefit	1,076

Income on discontinued operations	$22,117

Cash Flow Highlights from Discontinued Operations

The following table summarizes the depreciation and amortization, non-cash adjustments, capital expenditures and nuclear fuel purchases of the Company’s discontinued operations related to the competitive business:

Year Ended December 31, 2016
Operating:
Depreciation and amortization	$539
Write-off of intangible and other assets	(45)
Investing:
Capital expenditures	(230)
Nuclear fuel purchases	(33)
Business combination — net of cash acquired	(1,343)

Discontinued Reorganization Items

The following table presents reorganization items incurred in the year ended December 31, 2016 for discontinued operations:

Year Ended December 31, 2016
Expenses related to legal advisory and representation services	$(55)
Expenses related to other professional consulting and advisory services	(39)
Contract claims adjustments	(13)
Other	(9)

Total reorganization items	$(116)

Discontinued Other Postretirement Employee Benefits (OPEB)

EFH Corp. offers other postretirement employee benefits in the form of health care and life insurance to eligible employees of its subsidiaries and their eligible dependents upon the retirement of such employees. Vistra Energy is the sponsor of an OPEB plan that EFH Corp. participates in. EFH Corp. accounts for its interest in the Vistra OPEB plan as a multiple employer plan, and has a liability in other noncurrent liabilities and deferred credits at December 31, 2016 (see Note 13).

Discontinued Income Taxes

EFH Corp. has recognized a tax benefit of $1.076 billion in discontinued operations, which primarily relates to the nontaxable gain on extinguishment of LSTC.

4.	VARIABLE INTEREST ENTITIES

A variable interest entity (VIE) is an entity with which we have a relationship or arrangement that indicates some level of control over the entity or results in economic risks to us. Accounting standards require consolidation of a VIE if we have (a) the power to direct the significant activities of the VIE and (b) the right or obligation to absorb profit and loss from the VIE (i.e., we are the primary beneficiary of the VIE). In determining the appropriateness of consolidation of a VIE, we evaluate its purpose, governance structure, decision making processes and risks that are passed on to its interest holders. We also examine the nature of any related party relationships among the interest holders of the VIE and the nature of any special rights granted to the interest holders of the VIE.

Oncor Holdings, an indirect wholly owned subsidiary of EFH Corp. that holds an approximate 80% interest in Oncor, is not consolidated in EFH Corp.’s financial statements, and instead is accounted for as an equity method investment, because the structural and operational ring-fencing measures discussed in Note 1 prevent us from having power to direct the significant activities of Oncor Holdings or Oncor. In accordance with accounting standards, we account for our investment in Oncor Holdings under the equity method, as opposed to the cost method, based on our level of influence over its activities. See below for additional information about our equity method investment in Oncor Holdings. There are no other material investments accounted for under the equity or cost method. The maximum exposure to loss from our interests in VIEs does not exceed our carrying value.

Non-Consolidation of Oncor and Oncor Holdings

Our investment in unconsolidated subsidiary as presented in the consolidated balance sheet totaled $6.230 billion at December 31, 2016 and consists of our interest in Oncor Holdings, which we account for under the equity method as described above.

See Note 12 for discussion of Oncor Holdings’ and Oncor’s transactions with EFH Corp. and its other subsidiaries.

Distributions from Oncor Holdings and Related Considerations — Oncor Holdings’ distributions of earnings to us totaled $162 million for the year ended December 31, 2016. Distributions may not be paid except to the extent Oncor maintains a required regulatory capital structure as discussed below. At December 31, 2016, $103 million was eligible to be distributed to Oncor’s members after taking into account the regulatory capital structure limit, of which approximately 80% relates to our ownership interest in Oncor. The boards of directors of each of Oncor and Oncor Holdings can withhold distributions to the extent the applicable board determines in good faith that it is necessary to retain such amounts to meet expected future requirements of Oncor and/or Oncor Holdings. In March 2017, we received a distribution totaling $61 million from Oncor Holdings.

Oncor’s distributions are limited by its regulatory capital structure, which is required to be at or below the assumed debt-to-equity ratio established periodically by the PUCT for ratemaking purposes, which is currently set at 60% debt to 40% equity. At December 31, 2016, Oncor’s regulatory capitalization ratio was 59.4% debt and 40.6% equity. For purposes of this ratio, debt is calculated as long-term debt plus unamortized gains on reacquired debt less unamortized issuance expenses, premiums and losses on reacquired debt. Equity is calculated as membership interests determined in accordance with US GAAP, excluding the effects of accounting for the Merger (which included recording the initial goodwill and fair value adjustments and the subsequent related impairments and amortization).

EFH Corp., Oncor Holdings, Oncor and Texas Transmission are parties to a Federal and State Income Tax Allocation Agreement. Additional income tax amounts receivable or payable may arise in the normal course under that agreement.

Oncor Holdings Financial Statements — Condensed statement of consolidated income of Oncor Holdings and its subsidiaries for the year ended December 31, 2016 is presented below:

Year Ended December 31, 2016
Operating revenues	$3,920
Operation and maintenance expenses	(1,648)
Depreciation and amortization	(785)
Taxes other than income taxes	(451)
Other income	2
Other deductions	(17)
Interest expense and related charges	(336)

Income before income taxes	685
Income tax expense	(267)

Net income	418
Net income attributable to noncontrolling interests	(86)

Net income attributable to Oncor Holdings	$332

Assets and liabilities of Oncor Holdings at December 31, 2016 are presented below:

December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$16
Trade accounts receivable — net	545
Income taxes receivable from EFH Corp.	57
Inventories	89
Prepayments and other current assets	100

Total current assets	807
Other investments	100
Property, plant and equipment — net	13,829
Goodwill	4,064
Regulatory assets	1,974
Other noncurrent assets	14

Total assets	$20,788

LIABILITIES
Current liabilities:
Short-term borrowings	$789
Long-term debt due currently	324
Trade accounts payable — nonaffiliates	231
Income taxes payable to EFH Corp.	20
Accrued taxes other than income	182
Accrued interest	83
Other current liabilities	144

Total current liabilities	1,773
Accumulated deferred income taxes	2,102
Long-term debt, less amounts due currently	5,515
Regulatory liabilities	856
Other noncurrent liabilities and deferred credits	2,399

Total liabilities	$12,645

5.	INCOME TAXES

Income Taxes

EFH Corp. files a US federal income tax return that includes the results of EFIH, Oncor Holdings, EFCH and TCEH. EFH Corp. is the corporate member of the EFH Corp. consolidated group, while each of EFIH, Oncor Holdings, EFCH and TCEH is classified as a disregarded entity for US federal income tax purposes. Oncor is a partnership for US federal income tax purposes and is not a corporate member of the EFH Corp. consolidated group. Pursuant to applicable US Treasury regulations and published guidance of the IRS, corporations that are members of a consolidated group have joint and several liability for the taxes of such group. Subsequent to the TCEH Effective Date, the TCEH Debtors and the Contributed EFH Debtors will no longer be included in the consolidated income tax return and will be included in an income tax return with Vistra Energy.

Prior to the TCEH Effective Date, EFH Corp. and certain of its subsidiaries (including EFCH, EFIH and TCEH, but not including Oncor Holdings and Oncor) were parties to a Federal and State Income Tax Allocation Agreement, which provided, among other things, that any corporate member or disregarded entity in the EFH Corp. group was required to make payments to EFH Corp. in an amount calculated to approximate the amount of tax liability such entity would have owed if it filed a separate corporate tax return. Pursuant to the Plan of Reorganization, the TCEH Debtors and the Contributed EFH Debtors rejected this agreement on the TCEH Effective Date. Additionally, since the date of the Settlement Agreement, no further cash payments among the Debtors were made in respect of federal income taxes. We have elected to continue to allocate federal income taxes among the entities that are parties to the Federal and State Income Tax Allocation Agreement. The Settlement Agreement did not alter the allocation and payment for state income taxes, which continued to be settled prior to the TCEH Effective Date.

EFH Corp., Oncor Holdings, Oncor and Oncor’s minority investors are parties to a separate Federal and State Income Tax Allocation Agreement, which governs the computation of federal income tax liability among such parties, and similarly provides, among other things, that each of Oncor Holdings and Oncor will pay EFH Corp. its share of an amount calculated to approximate the amount of tax liability such entity would have owed if it filed a separate corporate tax return. The Settlement Agreement had no impact on the tax sharing agreement among EFH Corp., Oncor Holdings and Oncor. In March 2017, the Bankruptcy Court approved EFH Corp.’s assumption of the Oncor Tax Sharing Agreement, and as a result, EFH Corp. made a tax payment to Oncor for $135 million in March 2017.

The components of our income tax benefit on continuing operations are as follows:

Year Ended December 31, 2016
Current:
US Federal	$(79)
State	4

Total current	(75)

Deferred:
US Federal	(330)
State	1

Total deferred	(329)

Total	$(404)

Reconciliation of income taxes computed at the US federal statutory rate to income tax benefit recorded is as follows:

Year Ended December 31, 2016
Loss from continuing operations before income taxes and equity in earnings of unconsolidated subsidiaries	$(1,171)

Income taxes at the US federal statutory rate of 35%	$(410)
Texas margin tax, net of federal benefit	2
Nondeductible debt restructuring costs	14
Other	(10)

Income tax benefit	$(404)

Effective tax rate	34.5%

Deferred Income Tax Balances

Deferred income taxes provided for temporary differences based on tax laws in effect at December 31, 2016 are as follows:

December 31, 2016
Noncurrent
Deferred Income Tax Assets
Alternative minimum tax credit carryforwards	$114
Employee benefit obligations	47
Net operating loss (NOL) carryforwards	749
Commodity contracts and interest rate swaps	3
Impacts of make-whole charges (Note 10)	355

Total	1,268

Deferred Income Tax Liabilities
Property, plant and equipment	(32)
Debt fair value discounts	(15)
Accrued interest	333

Total	286

Net Accumulated Deferred Income Tax Asset	$(982)

On October 3, 2016, the TCEH Effective Date, the TCEH Debtors and the Contributed EFH Debtors completed their reorganization under the Bankruptcy Code and emerged from the Chapter 11 Cases as subsidiaries of Vistra Energy. On the TCEH Effective Date, Vistra Energy was spun-off from EFH Corp. in a tax-free transaction to the former first lien creditors of TCEH. The tax-free spin-off generated a taxable gain that has been largely offset with available NOLs, substantially reducing the NOLs that are available to EFH Corp. in the future. The spin-off used $5.478 billion of NOLs to offset the taxable gain to the TCEH Debtors and the Contributed EFH Debtors generated by their emergence from the Chapter 11 Cases.

At December 31, 2016 we had $2.140 billion in net operating loss (NOL) carryforwards for federal income tax purposes that will begin to expire in 2034. Audit settlements reached in 2013 resulted in the elimination of substantially all NOL carryforwards generated through 2013 and available alternative minimum tax (AMT) credits. The NOL carryforwards can be used to offset future taxable income. After analyzing our forecasted tax position at December 31, 2016 we currently expect to utilize all of our NOL carryforwards prior to their expiration dates.

At December 31, 2016 we had $114 million in AMT credit carryforwards available which may, in certain limited circumstances, be used to offset future tax payments. The AMT credit carryforwards have no expiration date, but may be limited in a change of control.

The income tax effects of the components included in accumulated other comprehensive income at December 31, 2016 totaled a net deferred tax asset of $49 million.

Accounting for Uncertainty in Income Taxes

In September 2016, EFH Corp. entered into a settlement agreement with the Texas Comptroller of Public Accounts (Comptroller) whereby the Comptroller agreed to release all claims and liabilities related to the EFH Corp. consolidated group’s state taxes, including sales tax, gross receipts utility tax, franchise tax and direct pay tax, through the agreement date, in exchange for a release of all refund claims and a one-time payment of $12 million. This settlement was entered and approved by the Bankruptcy Court in September 2016. As a result of the settlement, we reduced the liability for state uncertain tax positions by $26 million.

In 2014, the IRS filed a claim with the Bankruptcy Court for open tax years through 2013 that was consistent with the settlement we reached with the IRS Appeals for tax years 2003-2006. Since that date, we have also received agreed Revenue Agent Reports for tax years 2007-2014, and we effectively settled all remaining open federal income tax reserves. We have recorded a $48 million payable to the IRS in connection with the conclusion of these open tax years.

At December 31, 2016 we had no amounts accrued related to uncertain tax positions for continuing operations.

Tax Matters Agreement

On the TCEH Effective Date, we entered into a Tax Matters Agreement (the Tax Matters Agreement), with Vistra Energy whereby the parties have agreed to take certain actions and refrain from taking certain actions in order to preserve the intended tax treatment of the Spin-Off and to indemnify the other parties to the extent a breach of such agreement results in additional taxes to the other parties.

Among other things, the Tax Matters Agreement allocates the responsibility for taxes for periods prior to the Spin-Off between EFH Corp. and Vistra Energy. For periods prior to the Spin-Off: (a) Vistra Energy is generally required to reimburse EFH Corp. with respect to any taxes paid by EFH Corp. that are attributable to Vistra Energy and (b) EFH Corp. is generally required to reimburse Vistra Energy with respect to any taxes paid by Vistra Energy that are attributable to EFH Corp.

Vistra Energy is also required to indemnify EFH Corp. against taxes, under certain circumstance, if the IRS or another taxing authority successfully challenges the amount of gain relating to the PrefCo Preferred Stock Sale or the amount or allowance of EFH Corp.’s net operating loss deductions.

Subject to certain exceptions, the Tax Matters Agreement prohibits Vistra Energy from taking certain actions that could reasonably be expected to undermine the intended tax treatment of the Spin-Off or to jeopardize the conclusions of the private letter ruling Vistra Energy obtained from the IRS or opinions of counsel received by Vistra Energy or EFH Corp., in each case, in connection with the Spin-Off. Certain of these restrictions apply for two years after the Spin-Off.

Under the Tax Matters Agreement, Vistra Energy may engage in an otherwise restricted action if (a) Vistra Energy obtains written consent from EFH Corp., (b) such action or transaction is described in or otherwise consistent with the facts in the private letter ruling Vistra Energy obtained from the IRS in connection with the Spin-Off, (c) Vistra Energy obtains a supplemental private letter ruling from the IRS, or (d) Vistra Energy obtains an unqualified opinion of a nationally recognized law or accounting firm that is reasonably acceptable to EFH Corp. that the action will not affect the intended tax treatment of the Spin-Off.

6.	INTEREST EXPENSE AND RELATED CHARGES

Year Ended December 31, 2016
Interest paid/accrued on debtor-in-possession financing	$234
Interest paid/accrued on pre-petition debt (a)	150

Total interest expense and related charges	$384

(a)	For the year ended December 31, 2016, amounts include $150 million related to interest on the EFIH First Lien and EFIH Second Lien Notes make-whole claims, but exclude the charges related to the make-whole premiums that are recorded in other deductions (see Note 13).

The Bankruptcy Code generally restricts payment of interest on pre-petition debt, subject to certain exceptions. Additional interest payments may be made upon approval by the Bankruptcy Court. Other than amounts ordered or approved by the Bankruptcy Court, effective on the Petition Date, we discontinued recording interest expense on outstanding pre-petition debt classified as LSTC. The table below shows contractual interest amounts, which are amounts due under the contractual terms of the outstanding debt, including debt classified as LSTC. Interest expense reported in the statement of consolidated income for the year ended December 31, 2016 does not include $450 million in contractual interest on pre-petition debt classified as LSTC, which has been stayed by the Bankruptcy Court effective on the Petition Date.

	Year Ended December 31, 2016
Entity:	Contractual Interest on Debt Classified as LSTC	Approved Interest Paid/Accrued (a)	Contractual Interest on Debt Classified as LSTC Not Paid/Accrued
EFH Corp.	$44	$—	$44
EFIH	474	68	406

Total	$518	$68	$450

(a)	For the year ended December 31, 2016 represents portions of interest related to the EFIH Second Lien Notes that were repaid based on the approval of the Bankruptcy Court; however, excludes $82 million of post-petition interest accrued/paid in 2016 that contractually related to 2014 and default interest (see Note 9).

7.	REORGANIZATION ITEMS

Expenses and income directly associated with the Chapter 11 Cases are reported separately in the statement of consolidated income as reorganization items as required by ASC 852, Reorganizations. Reorganization items also include adjustments to reflect the carrying value of liabilities subject to compromise (LSTC) at their estimated allowed claim amounts, as such adjustments are determined. The following table presents reorganization items incurred in the year ended December 31, 2016 as reported in the statement of consolidated income:

Year Ended December 31, 2016
Expenses related to legal advisory and representation services	$31
Expenses related to other professional consulting and advisory services	34
Fees associated with extension of EFIH DIP Facility (Note 8)	24

Total reorganization items	$89

8.	EFIH DEBTOR-IN-POSSESSION FACILITY

As of December 31, 2016, the EFIH DIP Facility provided a $5.475 billion first-lien debtor-in-possession financing facility.

As of December 31, 2016, remaining cash on hand from borrowings under the EFIH DIP Facility, net of fees, totaled approximately $313 million, which was held as cash and cash equivalents. In the December 31, 2016 consolidated balance sheet, the borrowings under the EFIH DIP Facility are reported as current liabilities. The EFIH DIP Facility must be repaid in full prior to the EFIH Debtors’ emergence from the Chapter 11 Cases.

In January 2016, the EFIH Debtors paid a $13.5 million extension fee to extend the maturity date of the EFIH DIP Facility to December 2016. The terms of the EFIH DIP Facility were otherwise unchanged. In October 2016, the EFIH DIP Facility was amended, in part, to extend the maturity date of the facility and to increase the borrowings under the facility by $75 million. The EFH Debtors paid fees and expenses of $10 million in connection with the amendment. The EFIH DIP Facility now matures on the earlier of (a) the EFH Effective Date, (b) the sale of substantially all of EFIH’s assets or (c) June 2017, subject to the right of the EFH Debtors, upon the payment of certain extension fees, to extend the maturity an additional six months.

The principal amounts outstanding under the EFIH DIP Facility bear interest based on applicable LIBOR rates, subject to a 1% floor, plus 3.25%. At December 31, 2016, outstanding borrowings under the EFIH DIP Facility totaled $5.475 billion at an annual interest rate of 4.25% . The EFIH DIP Facility is a non-amortizing loan that may, subject to certain limitations, be voluntarily prepaid by the EFIH Debtors, in whole or in part, without any premium or penalty.

EFIH’s obligations under the EFIH DIP Facility are secured by a first lien covering substantially all of EFIH’s assets, rights and properties, subject to certain exceptions set forth in the EFIH DIP Facility. The EFIH DIP Facility provides that all obligations thereunder constitute administrative expenses in the Chapter 11 Cases, with administrative priority and senior secured status under the Bankruptcy Code and, subject to certain exceptions set forth in the EFIH DIP Facility, will have priority over any and all administrative expense claims, unsecured claims and costs and expenses in the Chapter 11 Cases.

The EFIH DIP Facility provides for affirmative and negative covenants applicable to EFIH and EFIH Finance, including affirmative covenants requiring EFIH and EFIH Finance to provide financial information, budgets and other information to the agents under the EFIH DIP Facility, and negative covenants restricting EFIH’s and EFIH Finance’s ability to incur additional indebtedness, grant liens, dispose of assets, pay dividends or take certain other actions, in each case except as permitted in the EFIH DIP Facility. The EFIH DIP Facility also includes a minimum liquidity covenant pursuant to which EFIH cannot allow the amount of its unrestricted cash (as defined in the EFIH DIP Facility) to be less than $150 million. As of December 31, 2016, EFIH was in compliance with this minimum liquidity covenant. The Oncor Ring-Fenced Entities are not restricted subsidiaries for purposes of the EFIH DIP Facility.

The EFIH DIP Facility provides for certain customary events of default, including events of default resulting from non-payment of principal, interest or other amounts when due, material breaches of representations and warranties, material breaches of covenants in the EFIH DIP Facility or ancillary loan documents, cross-defaults under other agreements or instruments and the entry of material judgments against EFIH. Upon the existence of an event of default, the EFIH DIP Facility provides that all principal, interest and other amounts due thereunder will become immediately due and payable, either automatically or at the election of specified lenders.

The EFIH DIP Facility permits, subject to certain terms, conditions and limitations set forth in the EFIH DIP Facility, EFIH to incur incremental junior lien subordinated debt in an aggregate amount not to exceed $3 billion.

9.	LIABILITIES SUBJECT TO COMPROMISE (LSTC)

The amounts classified as LSTC reflect the company’s estimate of pre-petition liabilities and other expected allowed claims to be addressed in the Chapter 11 Cases and may be subject to future adjustment as the Chapter 11 Cases proceed. Due to the separation of TCEH from EFH Corp. on the TCEH Effective Date, a claim that was granted as part of the Settlement Agreement due to the TCEH first lien creditors from EFH Corp. was recognized on EFH Corp.’s consolidated balance sheet since it was no longer eliminated due to TCEH’s deconsolidation. The following table presents LSTC as reported in the consolidated balance sheet at December 31, 2016:

December 31, 2016
Notes, loans and other debt per the following table	$4,552
Claim owed to the TCEH first lien creditors under the Settlement Agreement	700
Accrued interest on notes, loans and other debt	249
Trade accounts payable and other expected allowed claims	65

Total liabilities subject to compromise	$5,566

Pre-Petition Notes, Loans and Other Debt Reported as LSTC

Amounts presented below represent principal amounts of pre-petition notes, loans and other debt reported as LSTC.

December 31, 2016
EFH Corp. (parent entity)
9.75% Fixed Senior Notes due October 15, 2019	$2
10% Fixed Senior Notes due January 15, 2020	3
10.875% Fixed Senior Notes due November 1, 2017	33
11.25% / 12.00% Senior Toggle Notes due November 1, 2017	27
5.55% Fixed Series P Senior Notes due November 15, 2014	89
6.50% Fixed Series Q Senior Notes due November 15, 2024	198
6.55% Fixed Series R Senior Notes due November 15, 2034	288

Total EFH Corp.	640

EFIH
6.875% Fixed Senior Secured First Lien Notes due August 15, 2017 (a)	1
10% Fixed Senior Secured First Lien Notes due December 1, 2020 (a)	431
11% Fixed Senior Secured Second Lien Notes due October 1, 2021 (a)	354
11.75% Fixed Senior Secured Second Lien Notes due March 1, 2022 (a)	1,594
11.25% / 12.25% Senior Toggle Notes due December 1, 2018	1,530
9.75% Fixed Senior Notes due October 15, 2019	2

Total EFIH	3,912

Total EFH Corp. consolidated notes, loans and other debt	$4,552

(a)	For the year ended December 31, 2016, increases represent make-whole premiums, excluding interest, relating to the EFIH First Lien Notes and EFIH Second Lien Notes (see Note 10).

Information Regarding Significant Pre-Petition Debt

EFIH 6.875% Senior Secured Notes — At December 31, 2016, $1 million of make-whole claims were due under the EFIH 6.875% Notes. These notes were initially exchanged or settled in June 2014. The notes bore interest at a fixed rate of 6.875% per annum. The EFIH 6.875% Notes were secured on a first-priority basis by EFIH’s pledge of its 100% ownership of the membership interests in Oncor Holdings (the EFIH Collateral) on an equal and ratable basis with the EFIH 10% Notes.

EFIH 10% Senior Secured Notes — At December 31, 2016, $431 million of make-whole claims were due under the EFIH 10% Notes. These notes were initially exchanged or settled in June 2014. The notes bore interest at a fixed rate of 10% per annum. The notes were secured by the EFIH Collateral on an equal and ratable basis with the EFIH 6.875% Notes.

EFIH 11% Senior Secured Second Lien Notes — The principal amount of the EFIH 11% Notes totals $354 million, including $32 million of make-whole claims with interest at a fixed rate of 11% per annum. The EFIH 11% Notes are secured on a second-priority basis by the EFIH Collateral on an equal and ratable basis with the EFIH 11.75% Notes.

The EFIH 11% Notes are senior obligations of EFIH and EFIH Finance and rank equally in right of payment with all senior indebtedness of EFIH and are effectively senior in right of payment to all existing or future unsecured debt of EFIH to the extent of the value of the EFIH Collateral. The notes have substantially the same terms as the EFIH 11.75% Notes discussed below, and the holders of the EFIH 11% Notes will generally vote as a single class with the holders of the EFIH 11.75% Notes.

EFIH 11.75% Senior Secured Second Lien Notes — The principal amount of the EFIH 11.75% Notes totals $1.594 billion, including $205 million of make-whole claims with interest at a fixed rate of 11.75% per annum. The EFIH 11.75% Notes are secured on a second-priority basis by the EFIH Collateral on an equal and ratable basis with the EFIH 11% Notes. The EFIH 11.75% Notes have substantially the same covenants as the EFIH 11% Notes, and the holders of the EFIH 11.75% Notes will generally vote as a single class with the holders of the EFIH 11% Notes.

The EFIH 11.75% Notes were issued in private placements and are not registered under the Securities Act. EFIH had agreed to use its commercially reasonable efforts to register with the SEC notes having substantially identical terms as the EFIH 11.75% Notes (except for provisions relating to transfer restrictions and payment of additional interest) as part of an offer to exchange freely tradable notes for the EFIH 11.75% Notes. Because the exchange offer was not completed, the annual interest rate on the EFIH 11.75% Notes increased by 25 basis points (to 12.00%) in February 2013 and by an additional 25 basis points (to 12.25%) in May 2013.

EFIH 11.25%/12.25% Senior Toggle Notes — The principal amount of the EFIH PIK Notes totals $1.530 billion with interest at a fixed rate of 11.25% per annum for cash interest and 12.25% per annum for PIK Interest. The terms of the EFIH PIK Notes include an election by EFIH, for any interest period until June 1, 2016, to pay interest on the EFIH PIK Notes (i) entirely in cash; (ii) by increasing the principal amount of the notes or by issuing new EFIH PIK Notes (PIK Interest); or (iii) 50% in cash and 50% in PIK Interest. EFIH made its pre-petition interest payments on the EFIH PIK Notes by using the PIK feature of those notes.

The EFIH PIK Notes were issued in private placements and are not registered under the Securities Act. EFIH had agreed to use its commercially reasonable efforts to register with the SEC notes having substantially identical terms as the EFIH PIK Notes (except for provisions relating to transfer restrictions and payment of additional interest) as part of an offer to exchange freely tradable notes for the EFIH PIK Notes. Because the exchange offer was not completed, the annual interest rate on the EFIH PIK Notes increased by 25 basis points (to 11.50%) in December 2013 and by an additional 25 basis points (to 11.75%) in March 2014.

EFH Corp. 10.875% Senior Notes and 11.25%/12.00% Senior Toggle Notes — The collective principal amount of these notes totals $60 million. The notes are fully and unconditionally guaranteed on a joint and several senior unsecured basis by EFCH and EFIH. The notes bore interest at a fixed rate for the 10.875% Notes of 10.875% per annum and at a fixed rate for the Toggle Notes of 11.25% per annum.

Material Cross Default/Acceleration Provisions — Certain of our pre-petition financing arrangements contain provisions that result in an event of default if there were a failure under other financing arrangements to meet payment terms or to observe other covenants that could or does result in an acceleration of payments due. Such provisions are referred to as “cross default” or “cross acceleration” provisions. The Bankruptcy Filing triggered defaults on our pre-petition debt obligations, but pursuant to the Bankruptcy Code, the creditors are stayed from taking any actions against the Debtors as a result of such defaults.

EFIH Collateral Trust Agreement — EFIH entered into a Collateral Trust Agreement, among EFIH, Delaware Trust Company, as First Lien Successor Trustee, the other Secured Debt Representatives named therein and the Collateral Trustee. The Collateral Trust Agreement governing the pledge of collateral generally provides that the holders of a majority of the debt secured by a first priority lien on the collateral, including the notes and other future debt incurred by EFH or EFIH secured by the collateral equally and ratably, have, subject to certain limited exceptions, the exclusive right to manage, perform and enforce the terms of the security documents securing the rights of secured debt holders in the collateral, and to exercise and enforce all privileges, rights and remedies thereunder.

10.	COMMITMENTS AND CONTINGENCIES

Guarantees

See Notes 8 and 9 for discussion of guarantees and security of our post-petition and pre-petition debt.

Legal Proceedings

From time to time, we may be involved in various legal and administrative proceedings in the normal course of business, the ultimate resolutions of which, in the opinion of management, should not have a material effect upon its financial condition, results of operations or liquidity.

Make-whole Claims — In May 2014, the indenture trustee for the EFIH First Lien Notes initiated litigation in the Bankruptcy Court seeking, among other things, a declaratory judgment that EFIH is obligated to pay a make-whole premium in connection with the cash repayment of the EFIH First Lien Notes and that such make-whole premium is an allowed secured claim, or in the alternative, an allowed secured or unsecured claim for breach of contract (EFIH First Lien Make-whole Claims). In separate rulings in March and July 2015, the Bankruptcy Court found that no make-whole premium is due with respect to the EFIH First Lien Notes. In February 2016, the US District Court for the District of Delaware affirmed the Bankruptcy Court’s rulings. In November 2016, the Third Circuit Court of Appeals reversed lower court rulings disallowing the claims of EFIH’s noteholders for make-whole premiums allegedly due under their indentures. Due to that ruling we recorded a charge in the amount of $432 million, excluding accrued interest, related to the EFIH First Lien Make-whole Claims in November 2016 (see Note 13). These claims were settled as described below in January 2017.

In June 2014, the indenture trustee for the EFIH Second Lien Notes initiated litigation in the Bankruptcy Court seeking similar relief as the trustee of the EFIH First Lien Notes with respect to the EFIH Second Lien Notes, including among other things, that EFIH is obligated to pay a make-whole premium in connection with any repayment of the EFIH Second Lien Notes and that such make-whole premium would be an allowed secured claim, or in the alternative, an allowed secured or unsecured claim for breach of contract (the EFIH Second Lien Make-whole Claims). In October 2015, the Bankruptcy Court issued a finding that no make-whole premium is due with respect to the EFIH Second Lien Notes. In April 2016, the US District Court for the District of Delaware issued a ruling and order affirming the Bankruptcy Court’s decision. In November 2016, the Third Circuit Court of Appeals reversed lower court rulings disallowing the claims of EFIH’s noteholders for make-whole premiums allegedly due under their indentures. Due to that ruling we recorded a charge in the amount of $237 million, excluding accrued interest, related to the EFIH Second Lien Make-whole Claims in November 2016 (see Note 13). These claims were settled as described below in January 2017.

In July 2015, the EFIH Debtors filed a claim objection with the Bankruptcy Court regarding the EFIH PIK noteholders’ claims for a redemption or make-whole premium and post-petition interest at the contract rate under the EFIH PIK Notes. In October 2015, the Bankruptcy Court issued opinions in favor of the EFIH Debtors. One opinion found that no make-whole premium is due with respect to the EFIH PIK Notes. The second opinion found that the EFIH PIK noteholders’ allowed claim does not, as a matter of law, include post-petition interest whether at the contract rate or the Federal Judgment Rate. This opinion did find, however, that, in connection with the confirmation of a plan of reorganization, the Bankruptcy Court could, at its discretion, grant post-petition interest as part of the EFIH PIK noteholders’ allowed claim under general principals of equity and that such grant could be at the contract rate, the Federal Judgment Rate or any other amount that the Bankruptcy Court determines to be equitable. The EFIH PIK noteholders have appealed both rulings to the US District Court for the District of Delaware. The US District Court for the District of Delaware has not scheduled oral arguments or otherwise issued a ruling regarding the make-whole opinion. A status report on the Third Circuit’s opinion regarding the EFIH First Lien Make-whole Claims and EFIH Second Lien Make-whole Claims was filed in late January 2017. The appeal of the post-petition interest ruling has been stayed by the US District Court for the District of Delaware pending an equitable proceeding suggested by the Bankruptcy Court’s second opinion. Pursuant to the terms of the Plan of Reorganization, the EFIH PIK noteholders’ claims described above will be disallowed in full.

In January 2017, the EFH Debtors, certain holders of first lien and second lien secured claims against the EFIH Debtors, and certain EFIH PIK noteholders reached agreement on the settlement of EFIH First Lien Note and EFIH Second Lien Notes claims (including, most significantly, the make-whole claims asserted by those holders). Under the terms of the settlement, on the EFH Effective Date, the make-whole claims of the holders of the EFIH First Lien Notes will be paid at 95% plus accrued interest and the make-whole claims of the holders of the EFIH Second Lien Notes will be paid at 87.5% plus accrued interest. The Bankruptcy Court approved the settlement in March 2017. The make-whole and post-petition interest claims asserted by holders of the EFIH PIK Notes were settled as part of the Plan Support Agreement entered into in January 2017 by the EFH Debtors and the EFIH PIK noteholders holding approximately 67.5% of the EFIH PIK Note claims. The Plan of Reorganization confirmed as to the EFH Debtors disallowed make-whole or redemption premiums asserted by all other creditors. As a result of the Bankruptcy Court approval of the make-whole settlement subsequent to year-end, the Company expects to record a reduction in LSTC in its 2017 financial statements.

11.	EQUITY

Equity Issuances and Repurchases

Common stock shares outstanding of approximately 1,670 million of shares have remained unchanged at December 31, 2016.

Dividend Restrictions

EFH Corp. has not declared or paid any dividends since the Merger. The agreement governing the EFIH DIP Facility generally restricts EFIH’s ability to make distributions or loans to any of its parent companies or their subsidiaries unless such distributions or loans are expressly permitted under the agreement governing such facility.

Under applicable law, we are prohibited from paying any dividend to the extent that immediately following payment of such dividend, there would be no statutory surplus or we would be insolvent.

Noncontrolling Interests

At December 31, 2016, ownership of Oncor’s membership interests was as follows: 80.03% held indirectly by EFH Corp., 0.22% held indirectly by Oncor’s management and board of directors and 19.75% held by Texas Transmission. See Note 4 for discussion of the deconsolidation of Oncor effective January 1, 2010.

Accumulated Other Comprehensive Loss

The following table presents the changes to accumulated other comprehensive loss for the year ended December 31, 2016.

	Dedesignated Cash Flow Hedges – Interest Rate Swaps	Pension and Other Postretirement Employee Benefit Liabilities Adjustments	Accumulated Other Comprehensive Income (Loss)
Balance at December 31, 2015	$(50)	$(76)	$(126)
Amounts reclassified from accumulated other comprehensive income and reported in:
Operating costs	—	(4)	(4)
Selling, general and administrative expenses	—	(3)	(3)
Income tax benefit	—	3	3
Equity in earnings of unconsolidated subsidiaries (net of tax)	2	—	2
Income from discontinued operations (net of tax)	32	6	38

Total amount reclassified from accumulated other comprehensive income during the period	34	2	36

Balance at December 31, 2016	$(16)	$(74)	$(90)

Substantially all of the accumulated other comprehensive loss at December 31, 2016 relates to our interest in Oncor Holdings.

12.	RELATED PARTY TRANSACTIONS

The following represent our significant related-party transactions. As of the TCEH Effective Date, pursuant to the Plan of Reorganization as it relates to the TCEH Debtors, EFH Corp., EFIH, Oncor Holdings and Oncor ceased being affiliates of the TCEH Debtors, the Contributed EFH Debtors and Vistra Energy.

•	We file a consolidated federal income tax return that includes Oncor Holdings’ results. Oncor is not a member of our consolidated tax group, but our consolidated federal income tax return includes our portion of Oncor’s results due to our equity ownership in Oncor. We also file a consolidated Texas state margin tax return that includes all of Oncor Holdings’ and Oncor’s results. However, under a Federal and State Income Tax Allocation Agreement, Oncor Holdings’ and Oncor’s federal income tax and Texas margin tax expense and related balance sheet amounts, including our income taxes receivable from or payable to Oncor Holdings and Oncor, are recorded as if Oncor Holdings and Oncor file their own corporate income tax returns.

At December 31, 2016, our net current amount payable to Oncor Holdings related to federal and state income taxes (reported in net payables due to unconsolidated subsidiary) totaled $101 million, $106 million of which related to Oncor. The $106 million net payable to Oncor included a $126 million in federal income tax payable and a $20 million state margin tax receivable. In March 2017, the Bankruptcy Court approved EFH Corp.’s assumption of the Oncor Tax Sharing Agreement, and as a result, EFH Corp. made a tax payment to Oncor for $135 million in March 2017.

For the year ended December 31, 2016, EFH Corp. received income tax payments from Oncor Holdings and Oncor totaling $21 million and $20 million, respectively.

•	Affiliates of the Sponsor Group have sold or acquired, and in the future may sell or acquire, debt or debt securities issued by us in open market transactions or through loan syndications.

•	In December 2012, Oncor became the sponsor of a new pension plan (the Oncor Plan), the participants in which consist of all of Oncor’s active employees and all retirees and terminated vested participants of EFH Corp. and its subsidiaries (including discontinued businesses). Oncor had previously agreed to assume responsibility for pension liabilities that are recoverable by Oncor under regulatory rate-setting provisions. As part of the pension plan actions, EFH Corp. fully funded the non-recoverable pension liabilities under the Oncor Plan. After the pension plan actions, participants remaining in the EFH Corp. pension plan consist of active employees under collective bargaining agreements (union employees). After the TCEH Effective Date, the EFH Corp. pension plan was transferred and assigned to Vistra Energy. Oncor continues to be responsible for the recoverable portion of pension obligations to these union employees. Under ERISA, EFH Corp. and Oncor remain jointly and severally liable for the funding of the EFH Corp. and Oncor pension plans.

•	In September 2016, a cash contribution totaling $2 million was made to the EFH Corp. retirement plan, all of which was contributed by TCEH, which resulted in the EFH Corp. retirement plan continuing to be fully funded as calculated under the provisions of ERISA. As a result of the Bankruptcy Filing, participants in the EFH Corp. retirement plan who chose to retire would not have been eligible for the lump sum payout option under the retirement plan unless the EFH Corp. retirement plan was fully funded.

13.	SUPPLEMENTARY FINANCIAL INFORMATION

Other Income and Deductions

Year Ended December 31, 2016
Other income:
All other	$3

Total other income	$3

Other deductions:
Make-whole charges on EFIH First and Second Lien Notes (See Note 10)	$669
Adjustment of asbestos liability	12
All other	2

Total other deductions	$683

Other Investments

December 31, 2016
Assets related to employee benefits plans, including employee savings programs, net of distributions	$26

Total other investments	$26

Other Noncurrent Liabilities and Deferred Credits

December 31, 2016
Other post-retirement and employee benefits	$27
Other	48

Total other noncurrent liabilities and deferred credits	$75

Fair Value of Debt

	December 31, 2016
Debt:	Carrying Amount	Fair Value
Borrowings under debtor-in-possession credit facilities (Note 8)	$5,475	$5,516

We determine fair value in accordance with accounting standards, and at December 31, 2016, our debt fair value represents Level 2 valuations. We obtain security pricing from an independent party who uses broker quotes and third-party pricing services to determine fair values. Where relevant, these prices are validated through subscription services such as Bloomberg. The fair value estimates of our pre-petition notes, loans and other debt reported as liabilities subject to compromise have been excluded from the table above. As a result of our ongoing Chapter 11 Cases, obtaining the fair value estimates of our pre-petition debt subject to compromise as of December 31, 2016 is impractical, and the fair values will ultimately be decided through the Chapter 11 Cases.

Supplemental Cash Flow Information

Year Ended December 31, 2016 (a)
Cash payments related to:
Interest paid (b)	$1,266
Capitalized interest	(9)

Interest paid (net of capitalized interest) (b)	$1,257
Income taxes	$45
Reorganization items (c)	$226
Noncash investing and financing activities:
Construction expenditures	$54
Spin-off of Vistra Energy (d)	$20,913

(a)	Amounts include discontinued operation activity through period ended October 2, 2016.
(b)	This amount includes amounts paid for adequate protection.
(c)	Represents cash payments for legal and other consulting services.
(d)	Represents a reduction in net liabilities of $22.764 billion less the cash transferred of $1.851 billion to Vistra Energy as a result of the spin-off.